EXHIBIT 4.11

OPTION AGREEMENT

This OPTION AGREEMENT (the “Agreement”), dated as of November 18, 2014, by and between NAVIOS MARITIME ACQUISITION CORPORATION (the “Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and NAVIOS MARITIME HOLDINGS INC. (the “Buyer”), a corporation organized under the laws of the Republic of the Marshall Islands.

WITNESSETH

WHEREAS, Navios Maritime Midstream GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “General Partner”), is the general partner of Navios Maritime Midstream Partners L.P., a limited partnership organized under the laws of the Republic of the Marshall Islands and recently formed subsidiary of the Seller (the “Partnership”);

WHEREAS, the Seller owns 100% of the outstanding membership interests in the General Partner (the “Membership Interests”), 381,334 General Partner Units, representing the entire 2.0% general partner interest in the Partnership (the “General Partner Units”) and all of the incentive distribution rights in the Partnership representing the right to receive an increasing percentage of quarterly distributions when certain conditions are met (the “Incentive Distribution Rights”); and

WHEREAS, the Seller desires to grant to the Buyer, and the Buyer desires to accept from the Seller, the option to purchase any or all of the Membership Interests, General Partner Units or Incentive Distribution Rights, subject to the limitations set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Option. The Seller hereby grants the Buyer the option (the “Option”) to acquire from the Buyer any or all of the Membership Interests, General Partner Units or Incentive Distribution Rights (the “Option Interest”) upon the following terms and subject to the following conditions (for purposes of this Agreement and for the avoidance of doubt, the “Option Interest” shall include (i) any additional Membership Interests, General Partner Units or Incentive Distributions Rights that may be issued or distributed by way of a stock dividend, stock split or distributed, or acquired by way of any rights offering or similar offering made in respect of such Option Interest or in connection with a combination of shares, recapitalization, acquisition, merger, consolidation or other reorganization, or as may be acquired by the Seller in the future):

(a)	The Seller grants the Option to the Buyer on the date of execution of this Agreement. The Option shall expire on November 18, 2024 (the “Option Period”).

(b)	The Buyer may exercise the Option as to all or any part of the Option Interest at any time and from time to time during the Option Period by written notice (an “Option Exercise Notice”) delivered to the Seller (at the Seller’s address identified in the Limited Partnership Agreement), provided that any such exercise shall relate to not less than twenty-five percent of the Option Interest.

(c)	The purchase price for the acquisition of all or any part of the Option Interest shall be an amount equal to the Fair Market Value for the Option Interest (the “Option Purchase Price”). For purposes of this Agreement, “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party. The Buyer shall pay the Option

Purchase Price for any portion of the Option Interest being acquired on the applicable Option Closing Date by wire transfer of same day funds to any account designated by the Seller.

(d)	The “Option Closing Date” with respect to the acquisition of any portion of the Option Interest shall be the business day set forth by the Buyer in the applicable Option Exercise Notice; provided, however, that no such closing shall take place later than November 18, 2024. On each Option Closing Date, the Parties shall execute a purchase agreement in relation to the relevant portion of the Option Interest with the same terms as those set forth in this Agreement.

(e)	If the Buyer fails to provide any written notice of its intention to exercise the Option under this Section 1 within the Option Period or if, after delivering an Option Exercise Notice, the Buyer fails to close on that portion of the Option Interest to be acquired thereunder by the corresponding Option Closing Date, the Buyer will automatically forfeit its right to exercise the Option with respect to that portion of the Option Interest and any other portion of the Option Interest which has not yet been acquired by the Buyer.

2. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Buyer that:

(a)	The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of the Marshall Islands and has full power and authority to own its assets and conduct its business.

(b)	The Seller has all necessary power and authority to execute, deliver and perform this Agreement and any other agreements contemplated hereby and has taken all necessary action to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. No further action on the part of the Seller is required in connection with the execution, delivery and performance of this Agreement.

(c)	The Seller has good title to and is the owner of the Option Interest, in each case free and clear of any liens, encumbrances and adverse claims.

(d)	The Seller has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, as the same may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or by general principles of law.

(e)	The execution and delivery of this Agreement and the agreements contemplated hereby do not, and consummation of the transactions and performance of this Agreement and the agreements contemplated hereby will not, result in (i) a violation of or a conflict with any provision of the formation or governing documents of the Seller; (ii) a breach or default under any contract, agreement, lease, commitment, license, franchise, or permit to which the Seller or its assets are subject or bound; (iii) a violation of any statute, rule, regulation, ordinance, order, judgment, writ, injunction, or decree to which the Seller or its assets are subject or bound; or (iv) an imposition of any liens, encumbrances and adverse claims on the Seller or on any of its assets.

3. Representations of the Buyer. The Buyer hereby represents and warrants to the Seller that:

(a)	The Buyer is duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has full power and authority to own its assets and conduct its business.

(b)	The Buyer has all necessary power and authority to execute, deliver and perform this Agreement and any other agreements contemplated hereby and has taken all necessary action to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. No further action on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement.

(c)	The Buyer has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms, as the same may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or by general principles of law.

(d)	The execution and delivery of this Agreement and the agreements contemplated hereby do not, and consummation of the transactions and performance of this Agreement and the agreements contemplated hereby will not, result in (i) a violation of or a conflict with any provision of the formation or governing documents of the Buyer; (ii) a breach or default under any contract, agreement, lease, commitment, license, franchise, or permit to which the Buyer or its assets are subject or bound; (iii) a violation of any statute, rule, regulation, ordinance, order, judgment, writ, injunction, or decree to which the Buyer or its assets are subject or bound; or (iv) an imposition of any liens, encumbrances and adverse claims on the Buyer or on any of its assets.

4. Indemnification by Seller; Release; Estoppel. Effective from and after the Effective Date, the Seller shall defend and indemnify the Buyer, and hold the Buyer harmless, from and against any and all losses, liabilities, claims, demands, liens, causes of action, suits, proceedings, obligations, controversies, debts, costs, expenses, damages, judgments and orders of whatever kind or nature, in law, equity or otherwise, whether known or unknown, which have existed, do presently exist or may exist hereafter, including, without limitation, interest, penalties and reasonable attorneys’ fees and costs (including the cost of seeking to enforce this indemnity to the extent such enforcement is successful) caused by or resulting or arising from, or otherwise with respect to (i) any inaccuracy in any material respect or breach in any material respect of any of the Seller’s representations and warranties contained in this Agreement, or (ii) any litigation or claims asserted by third parties against the Buyer to the extent such claims relate to matters preceding the Effective Date and which relate to the Option Interest.

5. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

6. Survival. All of the terms, representations, warranties, and other provisions of this Agreement shall survive and remain in effect after the date of this Agreement.

7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns. The rights of the Buyer under this Agreement are personal to the Buyer and may not be assigned or otherwise transferred to any other Person without the prior written consent of the Seller.

8. Controlling Law. This Agreement, including any rights, remedies, or obligations provided for hereunder, shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands.

9. Counterpart Execution. This Agreement may be executed in one or more counterparts, and all so executed shall constitute one Agreement, binding upon all of the Parties, notwithstanding that all of the Parties are not signatory to the original or same counterpart. This Agreement may be executed with multiple signature pages which may be attached to and form one or more counterparts hereof. For purposes hereof, facsimile or PDF signatures shall be deemed to be the equivalent of original signatures.

10. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

11. Further Assurances. At any time and from time to time after the date hereof, each Party shall execute and deliver, or cause to be executed and delivered, to the other Parties such other instruments and take such other action as such other Parties may reasonably request to carry out the intent and purpose of this Agreement and the transactions contemplated

12. Amendment. This Agreement may not be altered, amended or modified except by an instrument in writing signed by each of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papefthymiou
Title: Executive Vice President – Legal

[Signature Page to Option Agreement]